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                                                                    EXHIBIT 10.4

                             DISTRIBUTOR AGREEMENT

This reseller and distributor agreement ("Agreement") is entered into this 15th day of January, 1999 between Contego, LLC ("Contego") and Intelispan, Inc. ("Intelispan").

1.   PURPOSE

          1.1. PKI Product. Contego develops and markets a software program operating over a TCP/IP network known as "Contego-PKI", which includes TD Client, certain interfaces and server software. TD Client permits a client computer to authenticate its identity, using a pre-established key, with a server computer running certain software from Zergo, PLC ("Zergo") that Contego distributes.

          1.2. Premium Authentication Service. Contego has integrated TD Client with certain Zergo products into the private advanced network (the "GridNet Network") owned and operated by MCI WorldCOM to provide a specialized authentication service (the "Premium Authentication Service").

          1.3. Distribution Rights. Contego has the right to license certain distributors to sell the Premium Authentication Service, provided such distributors are licensed resellers of the GridNet Network.

          1.4. Subdistributor. Intelispan desires to be appointed as a subdistributor of the Premium Authentication Service.

2.   RESELLER TERMS

          2.1. Grant of Subdistributor License. Contego appoints Intelispan as a subdistributor of the Premium Authentication Service for the Territory, subject to the terms contained in this Agreement (the "Subdistributor License"). All customer agreements ("Customer Agreement") must comply with the then-current Customer Agreement specified by Contego, in compliance with requirements established by Contego. The current acceptable Customer Agreement is specified in Attachment "A".

          2.2. Territory. Intelispan may market, solicit and license the Premium Authentication Service to prospective customers and customers worldwide, without limitation (the "Territory").

          2.3. Pricing. Intelispan must comply with the pricing terms specified in Attachment "B".

          2.4.  Royalty. Intelispan shall pay to Contego, under the terms of
Section 2.5 below, a royalty of 60% of all amounts paid to Intelispan for the Premium Authentication Service. The royalty shall be calculated based upon the amount charged by Intelispan over its rate for any underlying services. For example, if Intelispan sells a service that includes its exSPANd VPN, TradeSPAN and the Premium Authentication Service, the royalty shall be paid only upon the portion of the fee attributable to the Premium Authentication Service. Intelispan shall not manipulate its fees to attribute less to the Premium Authentication Service when it bundles its services. In case of a dispute, the presumed reasonable amount shall be a pro rata percentage based upon Intelispan's published rates for such services, which presumption may be overcome by competent evidence.

          2.5. Reporting and Payment Terms. No later than the thirtieth day after each calendar quarter, Intelispan shall deliver to Contego a report containing: (a) the name of each party with which Intelispan billed for the Premium Authentication Service during the prior calendar quarter ("Customer");
(b) the amount of fees billed to and paid by the Customer for such period; and
(c) the amount of fees payable by Intelispan to Contego for such Customer. The specified

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payment shall accompany the report. Intelispan must comply with the Customer payment terms specified in the Customer Agreement.

          2.6. Bad Accounts. Intelispan shall be credited with any payments made to Contego for which Intelispan never receives Customer payment.

          2.7. Audit rights. Contego shall have the right to examine books, records and accounts of Intelispan, during normal business hours, to verify Intelispan's reports regarding the amount of payments made under this Agreement. If such examination discloses a shortfall in payment of more than five percent (5%) for any calendar period, Intelispan shall reimburse Contego for all reasonable expenses of such audit.

3.   INTELLECTUAL PROPERTY RIGHTS

          3.1. Re-Branding and Attribution. Intelispan shall resell the Premium Authentication Service under an Intelispan brand name, which Intelispan currently anticipates will be "exSPANd-PKI" (the "Intelispan Mark"). Intelispan may also distribute TD Client with the Intelispan Mark, provided that copyright notices for the software are not modified and attribution is given to Contego for developing the software.

          3.2. License of Marks. Contego authorizes Intelispan to use the "Contego" mark and logo ("Contego Marks"), at Intelispan's option, for Intelispan's marketing and other written materials offered in connection with selling the Premium Authentication Service, subject to any usage guidelines provided by Contego to Intelispan. Intelispan does not acquire any additional rights of any kind in any trademark, trade name, logo or product designation used or owned by Contego. Intelispan shall cease to use the Contego Marks or any similar markings upon the expiration or termination of this Agreement.

          3.3. Marketing and Other Materials. Contego authorizes Intelispan to use and reprint any literature developed by Contego for or relating to the Premium Authentication Service, including product marketing literature, white papers, marketing materials and product positioning papers. Intelispan may, at its option, reprint such materials under the Intelispan name.

          3.4. Demonstration Licenses. Contego grants to Intelispan a non-exclusive, non-transferable, non-assignable demonstration license (the "Demo License") to operate, for internal marketing and demonstration purposes only,the Premium Authentication Service including TD Client. Intelispan may use such software for evaluation and testing purposes only and not for general commercial use. This Demo License automatically terminates with the termination or expiration of this Agreement.

          3.5. Protection of Software. The TD client software and other software for the Premium Authentication Service contain copyrighted material, trade secrets, and other proprietary material that is owned by Contego and/or third parties that have licensed the rights to Contego. Intelispan may decompile, reverse engineer, disassemble or otherwise reduce such software to a human-readable form only for purposes of improving such software and/or to interface with other systems owned or operated by its customers, provided that such improvements are used in connection with the Premium Authentication Service. Contego maintains ownership of any such derivative works.

          3.6. Export Issues. Use of Premium Authentication Service by the U.S. Government is conditioned upon the Government agreeing that the product is subjected to Restricted Rights as provided under the provisions listed in subdivision (c)(1)(ii) of Clause 252.227-7013 of the Defense Federal
Acquisition Regulations Supplement, or the similar acquisition regulations of other applicable U.S. Government organizations. Intelispan shall comply with all applicable export control laws and regulations, including the Export Administration Regulations maintained by the United States Department of Commerce.

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Intelispan acknowledges that the Premium Authentication Service includes encryption technology, which is regulated by the U.S. Government and may effect distribution of the product.

4.   TERM

     4.1. Term. The initial term of this agreement shall be for five (5) years from the date of execution. The agreement shall automatically renew for successive one (1) year terms thereafter unless otherwise terminated by the parties.

     4.2. Automatic Termination. This Agreement shall automatically terminate if the GridNet-Contego Agreement terminates for any reason. However, regardless of any provision in this agreement, Contego shall be liable to Intelispan for a breach of this Agreement if the GridNet-Contego agreement is terminated intentionally or for convenience by Contego.

     4.3. Default and Remedies. Upon any material breach of this Agreement, the non-breaching party shall provide the breaching party with a detailed notice describing the breach. The breaching party shall then have thirty (30) days ("Cure Period") in which to cure the breach. If the Cure Period expires and the breach has not been cured, the non-breaching party may immediately terminate this Agreement.

     4.4. Obligations on Termination. Upon termination of this Agreement, Intelispan shall immediately cease further marketing and sales of the Premium Authentication Service and shall destroy or return all software media and other materials related to the Premium Authentication Service. Intelispan shall continue to pay to Contego for all Customers that continue using the Premium Authentication Service.

     4.5. Limited Warranty. Contego warrants that the Contego-GridNet Agreement is currently valid and binding and that such agreement permits Contego to grant the rights contained herein. Intelispan's sole remedy, and Contego's sole obligation for any breach of this warranty shall be the indemnification obligation provided below. EXCEPT FOR THIS EXPRESS LIMITED WARRANTY, NEITHER CONTEGO, NOR ANY CONTEGO LICENSORS MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     4.6. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST BUSINESS OR INTERRUPTION OR LOSS OF BUSINESS INFORMATION, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. REGARDLESS OF THE FORM OF ANY ACTION, CONTEGO'S AGGREGATE LIABILITY TO INTELISPAN FOR ACTUAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT PAID BY INTELISPAN TO CONTEGO UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS PRECEDING THE DATE OF THE CAUSE OF ACTION.

     4.7. Indemnification. Contego and Intelispan shall hold one another harmless from and against any costs, expenses (including reasonable attorney's fees), liability or other damage arising from a claim made by any third party (including GridNet and/or MCI WorldCOM) for the indemnifying party's breach of any representation, warranty or covenant provided in this Agreement or its conduct and activities under this Agreement.

5.   OTHER PROVISIONS





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     5.1. Confidentiality. Without the prior written consent of the other party, neither Contego nor Intelispan shall publish, disclose or convey to any other person or entity any Confidential Information of the other party unless required by law, a court of competent jurisdiction, or to obtain any Regulatory Approval. Any disclosure required for legally mandated reasons shall be made only after providing the non-disclosing party with notice of such required disclosure to permit the non-disclosing party to seek an appropriate protective order or exemption. "Confidential Information" means the terms and conditions of this Agreement, all documents referenced in this Agreement, communication between the parties regarding this Agreement or the Services (including billings to End Users for service provided hereunder), and all non-public information regarding the parties' businesses and business practices, such as financial information, pricing information, trade secrets, customer lists and marketing plans.

     5.2. Independent Contractor. Acknowledging Intelispan's ownership interest in Contego, Intelispan is an independent contractor under this agreement and is not an employee, franchisee, partner or co-venturer of or with Contego. Except as may specifically be provided by this Agreement, Intelispan is solely responsible for its own business expenses (including, but not limited to, all costs of purchasing or leasing office space, equipment and furniture, employing or hiring any full-time or part-time office personnel or sales representatives, and securing insurance of any kind), working hours, office location, customer contacts, transportation, advertising and promotion.

     5.3. Integration. This Agreement is the entire agreement between the parties regarding all matters contained in this Agreement, and it supersedes any prior agreements, whether written or oral, on such matters. Any changes, modifications, additions or terminations of this Agreement must be in writing and signed by the party against whom enforcement is sought.

     5.4. Notices. All notices or communications under this Agreement shall be in writing and shall be hand delivered or mailed to the parties addressed in the form listed in the preamble to this Agreement.

     5.5. Severability. If any court or administrative agency decides that any part, term or provision of this Agreement is prohibited, the rights and obligations of the parties shall be construed and enforced to the greatest extent allowed by law, or if necessary, the Agreement will be construed as though it does not contain that offending part, term or provision.

CONTEGO, LLC                            INTELISPAN, INC.

/s/ Ronald Loback                       /s/ Peter A. Nelson
-------------------------------         ----------------------------------
By Ronald Loback                        By Peter A. Nelson
Chief Executive Officer                 CEO & President


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                                    ADDENDUM

This addendum ("Addendum") to the Distributor Agreement ("Distributor Agreement") dated January 15, 1999 between Contego, LLC ("Contego") and
Intelispan, Inc. ("Intelispan") is effective this      day of          ,
1999.

A. Contego previously granted certain rights to Intelispan to Re-Brand the Premium Authentication Service as specified in Section 3.1 of the Distributor Agreement.

B. Intelispan now desires to make certain additional changes to the Contego product known as TD Client, both to use in reselling the Premium Authentication Service (branded by Intelispan as "exSPANd-PKI") and for use with Intelispan's own exSPANd VPN Service. For consistency in marketing, to save on costs, and to provide more transparency for customers that use both or change between exSPANd-PKI and exSPANd VPN, Intelispan desires to use the dialing capacity in TD Client as the dialer for the software offered with exSPANd VPN.

C. Contego does not desire to expend additional funds on the changes requested by Intelispan although it acknowledges that certain changes are necessary to improve the dialing capacity and other functionality of TD Client.

The parties therefore agree:

1. Contego licenses to Intelispan the right to modify the source code for the TD Client software (the "Revised Software") to make improvements in the dialer and in the software in general, whether to improve TD Client for use with the Premium Authentication Service or for use with Intelispan's exSPANd VPN Service, and to distribute the executable version of the Revised Software for use with the Premium Authentication Service and/or exSPANd VPN.

2. Contego licenses to Intelispan the right to use and re-brand the TD Client software without specific attribution to Contego.

3. Intelispan agrees to bear sole responsibility for payment of work to create the Revised Software. Except as specified herein, Intelispan agrees that Contego will retain all rights in the copyright and trade secrets to the Revised Software.

CONTEGO, LLC                                 INTELISPAN, INC.

/s/ Peter A. Nelson                          /s/ Ronald A. Loback
------------------------                     ------------------------
By Peter A. Nelson                           By Ronald A. Loback
Manager, Contego LLC                         Executive VP / COO